Exhibit (1)(b)

the oberweis funds

written instrument establishing and designating

Classes of the oberweis international opportunities fund

The undersigned, being a majority of the trustees of The Oberweis Funds (the “Trust”), a business trust organized pursuant to an Amended and Restated Agreement and Declaration of Trust dated January 10, 2022, as amended (the “Declaration of Trust”), pursuant to Section 11 of Article III of the Declaration of Trust, the undersigned do hereby establish and designate the following two classes of shares of the Oberweis International Opportunities Fund (the “Fund”): Investor Class Shares and Institutional Class Shares. The relative rights and preferences of the Fund and the classes thereof shall be as set forth in the registration statement registering the shares of the Fund.

IN WITNESS WHEREOF, the undersigned have this 2nd day of October, 2023 signed these presents.

/s/ Alix J. Charles
Alix J. Charles

/s/ Katherine Smith Dedrick
Katherine Smith Dedrick

/s/ James W. Oberweis
James W. Oberweis

/s/ Michael J. Simon
Michael J. Simon